Exhibit 10.12

NONQUALIFIED STOCK OPTION AGREEMENT
2010 C.P. ATLAS HOLDINGS, INC. STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”), is made effective as of [DATE, 2010] (the “Date of Grant”), between C.P. Atlas Holdings, Inc. (the “Company”) and the executive listed on the signature page hereto (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)         Cause:   Cause shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Cause” is then in effect, shall mean (i) the Participant’s being convicted of, or having pled guilty or nolo contendere to, any crime if as a result the Participant’s continued association with the Company it is likely to be injurious to its business or reputation, (ii) the Participant’s breach of duty of loyalty which is detrimental to the Company involving personal profit to the Participant, (iii) the Participant’s willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Board (which are not unlawful to perform or to adhere to or follow and which do not constitute Good Reason) following a written warning that if such failure continues it will be deemed a basis for dismissal for Cause or (iv) the Participant’s gross negligence or willful misconduct in the performance of the Participant’s duties.

(b)         Expiration Date: The tenth anniversary of the Date of Grant.

(c)          Financing Default:  The term Financing Default shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

(d)         Good Reason:   Good Reason shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Good Reason” is then in effect, shall mean any of the following: (i) any substantial diminution of or substantial detrimental change in the Participant’s responsibilities, salary or benefits (other than a change in benefits generally applicable to all eligible employees), or (ii) re-location of the Participant’s principal office from the metropolitan Boston area provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.

(e)          Internal Rate of Return: The annualized effective compounded return rate (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the amount invested by the Sponsor for its Shares.

(f)           Options: Collectively, the Time Option, the 2.5x Exit Options and the 3.0x Exit Option to purchase Shares granted under this Agreement.

(g)          Plan: The 2010 C.P. Atlas Holdings, Inc. Stock Incentive Plan, as amended from time to time.

(h)         Public Offering: A sale of Shares to the public in an offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

(i)             Retirement:  Termination of Employment by a Participant who has reached age 65 and has been employed by the Company and its Affiliates (including any of their respective predecessor entities including American Renal Holdings, Inc. and American Renal Associates, Inc.) for at least 10 years.

(j)            Shares:  The shares of common stock of the Company.

(k)         Stockholders Agreement: The Stockholders Agreement between the Company and its stockholders, as attached hereto as Exhibit A, as may be amended from time to time.

(l)             Syndication Transaction: A disposition by the Sponsor to any Person or Group, excluding Affiliates of the Sponsor, of not more than 25% of its Shares that occurs at any time within the first twelve (12) months following the date hereof at a sale price per Share that does not exceed 120% of the amount invested by the Sponsor in respect of such Shares (measured on a per-unit basis).

(m)     Termination Date: The date upon which the Participant’s Employment with the Company and its Affiliates or Subsidiaries is terminated.

(n)         3.0x Exit Option: An Option with respect to which the terms and conditions are set forth in Section 3(c) of this Agreement.

(o)         Time Option: An Option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.

(p)         2.5x Exit Option: An Option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.

(q)         Vested Portion: At any time, the portion of an Option which has become vested and exercisable, as described in Section 3 of this Agreement.

2.                                      Grant of Options.  The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the Time Option, the 2.5x Exit Option and the 3.0x Exit Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan.  The Option Price shall be $21.00 per Share. The Options are intended to be nonqualified stock options, and are not intended to be treated as an option that complies with Section 422 of the Code.

3.                                      Vesting of the Options.

(a)         Vesting of the Time Option.

(i)                                     Subject to the Participant’s continued Employment, the Time Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to such Time Option on each of the first five anniversaries of May 7, 2010.  Notwithstanding the foregoing, in the event of a Change of Control that occurs during the Participant’s Employment, the Time Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

(ii)                                  If the Participant’s Employment terminates for any reason, the Time Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

(b)         Vesting of the 2.5x Exit Option.

(i)                                     Subject to the Participant’s continued Employment, the 2.5x Exit Option shall vest and become exercisable with respect to all Shares subject to such 2.5x Exit Option once the Sponsor shall have received, in respect of its Shares (excluding any Shares disposed of in connection with a Syndication Transaction unless excluding such Shares would result in the MOIC Hurdle or the IRR Hurdle not being satisfied in which case such Shares shall be included), cash in an amount necessary to ensure both (x) a return equal to a 2.5 times Sponsor’s cumulative invested capital in respect of all such Shares (the “MOIC Hurdle”) and (y) an annual Internal Rate of Return of at least a 20% on the Sponsor’s cumulative invested capital in respect of all such Shares (the “IRR Hurdle”).  Notwithstanding the foregoing, if the IRR Hurdle shall have been satisfied in connection with a Change of Control on or before May 7, 2012, the MOIC Hurdle shall be waived.

(ii)                                  If the Participant’s Employment terminates for any reason, the 2.5x Exit Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

(c)          Vesting of the 3.0x Exit Option.

(i)                                     Subject to the Participant’s continued Employment, the 3.0x Exit Option shall vest and become exercisable with respect to all Shares subject to such 3.0x Exit Option once the Sponsor shall have received, in respect of its Shares (excluding any Shares disposed of in connection with a Syndication Transaction unless excluding such Shares would result in the MOIC Hurdle or the IRR Hurdle not being satisfied in which case such Shares shall be included), cash in an amount necessary to ensure both (x) a 3.0 MOIC Hurdle and (y) a 25% IRR Hurdle. Notwithstanding the foregoing:

(A)       if the IRR Hurdle shall have been satisfied in connection with a Change of Control that occurs on or before May 7, 2012, the MOIC Hurdle shall be waived, and

(B)       if both: (1) the IRR Hurdle shall have been satisfied in connection with a Change of Control that occurs on after May 7, 2012 and before May 7, 2015, but the 3.0 MOIC Hurdle shall not have been satisfied and (2) the applicable cumulative EBITDA Target specified in Schedule A shall have been satisfied as of the last day of the fiscal year expiring immediately prior to such Change of Control, then the 3.0x Exit Option shall become vested and exercisable with respect to a fraction of the Shares subject to such 3.0x Exit Option, with (I) the numerator of such fraction equal to amount by which (x) the Sponsor’s cash return multiple in respect of its Shares (excluding any Shares disposed of in connection with a Syndication Transaction unless excluding such Shares would result in the MOIC Hurdle or the IRR Hurdle not being satisfied in which case such Shares shall be included) relative to the Sponsor’s cumulative invested capital in respect of all such Shares exceeds (y) 2.5x and (II) the denominator of such fraction equal to 0.5x.

(ii)                                  If the Participant’s Employment terminates for any reason, the 3.0x Exit Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

4.                                      Exercise of Options.

(a)         Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date.  If the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable for the period set forth below:

(i)                                     Death or Disability.  If the Participant’s Employment is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) one year following such termination of Employment and (B) the Expiration Date.

(ii)                                  Termination by the Company for Cause.  If the Participant’s Employment is terminated by the Company for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable.

(iii)                               Termination by the Company without Cause or Termination by Participant.  If the Participant’s Employment is terminated by the Company without Cause or by the Participant for any reason, the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (A) 90 days following such termination of Employment and (B) the Expiration Date.

(iv)                              Retirement.  If the Participant’s Employment is terminated as a result of Retirement, the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earliest of (A) the third anniversary of the Termination Date, (B) the Expiration Date and (C) the Participant’s engagement in any activity during such period that would constitute “Prohibited Activity” (as defined below) if such activity took place during the period in which the applicable Restrictive Covenant (as defined below) is in effect.

(b)         Method of Exercise.

(i)                                     Subject to Section 4(a) of this Agreement and Section 5 of the Plan, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  The payment of the Option Price may be made (i) in cash or its equivalent (e.g., by check), including, solely with the consent of the Board, a full-recourse promissory note, (ii) if there is a public market for the Shares at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased, (iii) solely with the consent of the Board or following a termination of the Participant’s Employment by the Company without Cause or by the Participant for Good Reason, using a net settlement mechanism whereby the number of shares delivered upon the exercise of the option will be reduced by a number of shares that has a Fair Market Value equal to the Option Price, or (iv) such other method as approved by the Committee, provided that, in each case, the Participant tenders cash or its equivalent to pay any applicable withholding taxes.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)                                  Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of an Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)                               Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)                              In the event of the Participant’s death, the Vested Portion of an Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)                                 As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement.  All capitalized terms used in the remainder of this Section shall have the meanings ascribed to such term in the Stockholders Agreement.

(A)       Notwithstanding Section 2(n) of the Plan and Section 1.1 of the Stockholders Agreement, for purposes of calculating Fair Market Value for any purposes under the Stockholders Agreement, if there is no public market for the Shares on the date of exercise, the Participant shall have the right to object to the Board’s calculation of Fair Market Value, by delivering a written objection notice to the Board within 20 business days of the Board’s determination of Fair Market Value (which notice must contain the Participant’s proposed calculation of Fair Market Value), in which case the parties will work in good faith to agree on Fair Market Value and, if no such agreement is reached within 30 days of the written objection, then the Company shall engage an unaffiliated third-party appraisal firm to select either the Company or the Participant’s proposed valuation, with the appraisal firm’s finding conclusive and binding on the parties.  The costs of the appraisal firm will be borne by the party whose proposed value is not selected.

(B)       Notwithstanding the provisions of Section 4.2(a) of the Stockholders Agreement, with respect to the Participant, Section 4.2(a) of the Stockholders Agreement shall be replaced in its entirety with the following:

“ (a)                        Prior to the occurrence of an Initial Public Offering, if the Employee Stockholder’s Employment terminates for any reason or if the Employee Stockholder engages in Prohibited Activity, Holdings shall have the right and option to purchase any or all of the Shares and Share Equivalents held by the Employee Stockholder (excluding Rollover

Shares, Rollover Options and Shares acquired upon exercise of Rollover Options), and each member of the Family Group shall be required to sell to Holdings, any or all such Shares and Share Equivalents then held by such member of the Family Group, at a price per Share or Share Equivalent, as applicable, equal to the applicable purchase price determined as follows:

(vi)                              Termination for Cause; Prohibited Activity.  If (A) the Employee Stockholder’s Employment is terminated by Holdings or any of its Subsidiaries or Affiliates for Cause, (B) the Employee Stockholder resigns when grounds for Cause exist, or (C) the Employee Stockholder engages in any Prohibited Activity (excluding any inadvertent activity that is promptly halted upon discovery by the Employee Stockholder that such activity constitutes Prohibited Activity and so long as the Employee Stockholder can, and does, promptly cure any adverse consequences to Holdings and its Affiliates arising or resulting from such activity), the purchase price per Share or Share Equivalent will be the lesser of (x) the Fair Market Value thereof (measured as of the repurchase date) and (y) the Cost per Share or Share Equivalent applicable to such Employee Stockholder; and

(vii)                           Death or Disability; Termination without Cause; Voluntary Termination. If (A) Employee Stockholder’s Employment is terminated due to the Disability or death of the Employee Stockholder, (B) the Employee Stockholder’s Employment is terminated by Holdings or any of its Subsidiaries or Affiliates without Cause or (C) the Employee Stockholder initiates a voluntary termination of such Employee Stockholder’s Employment (other than as set forth in Section 4.2(a)(i)(B) above), the purchase price per Share or Share Equivalent will be the Fair Market Value thereof (measured as of the repurchase date); provided, however, that in the case of a voluntary termination initiated by the Employee Stockholder on or before May 7, 2012 without Good Reason, the purchase price per Share or Share Equivalent will be the lesser of (A) the Fair Market Value thereof (measured as of the date that Holdings provides a Call Notice (as defined below) to such Employee Stockholder) and (B) the Cost per Share or Share Equivalent applicable to such Employee Stockholder;

provided, that in any case the Holdings Board shall have the right, in its sole discretion, to increase any purchase price set forth above;

(viii)                        If a Change of Control occurs within one year after Holdings acquires such Shares and Share Equivalents of an Employee Stockholder and its Family Group for “Fair Market Value” pursuant to the exercise of Holdings’ call option in accordance with this Section 4.2, and the purchase price per Share or Share Equivalent in connection with such Change of Control is greater than the purchase price per Share or Share Equivalent paid to the Employee Stockholder and/or the Employee Stockholder’s Family Group pursuant to this Section 4.2 (the amount of such excess, the “Excess Amount Per Share”), the Employee Stockholder and the members of the Employee Stockholder’s Family Group which sold Shares and Share Equivalents to Holdings, as the case may be, shall be entitled to receive, and Holdings shall pay contemporaneously with the closing of such Change of Control transaction, an amount equal to the Excess Amount Per Share for each Share and Share Equivalent previously sold for “Fair Market Value” by the Employee Stockholder and the members of the Employee Stockholder’s Family Group to Holdings pursuant to this Section 4.2.”

5.                                      Prohibited Activity; Remedies.

(a)         Prohibited Activity.  To the extent that the Participant is a party to one or more agreements with the Company (or an Affiliate of the Company) that contains noncompetition, nonsolicitation, noninterference and/or confidentiality restrictions, as amended from time to time (the “Restrictive Covenants”), those Restrictive Covenants and related enforcement provisions under such agreement shall be deemed to be a part of, and hereby are incorporated into, Section 5 of this Agreement and the grant of Options hereunder shall be deemed additional consideration for Participant’s continued compliance with such restrictions.  The Participant shall be deemed to have engaged in “Prohibited Activity” if the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly breaches or violates any such Restrictive Covenant (regardless of whether such Restrictive Covenant is legally enforceable) excluding any inadvertent activity that is promptly halted upon discovery by the Participant that such activity constitutes Prohibited Activity and so long as the Participant can, and does, promptly cure any adverse consequences to the Company and its Affiliates arising or resulting from such activity.

(b)         Repayment of Proceeds.  If the Participant engages in Prohibited Activity, then the Participant shall be required to pay to the Company, within ten business days following the first date on which the Participant engages in such Prohibited Activity, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Participant’s Shares or Options over (B) the aggregate price paid for such Shares or Options.

6.                                      No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7.                                      Legend on Certificates.  The certificates representing the Shares purchased by exercise of an Option, if any, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8.                                      Transferability.  An Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof.  During the Participant’s lifetime, an Option is exercisable only by the Participant.

9.                                      Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.  The Participant may elect to pay any or all of such withholding taxes as provided in Section 4 of the Plan.

10.                               Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.                               Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, each copy addressed to the principal Participant office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

with a copy to:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile: (212) 672-5001
Attention:  Steven M. Silver

Jared S. Hendricks

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:  (212) 455-2502
Attention:  Gregory Grogan

12.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

13.                               Options Subject to Plan, Stockholders Agreement.  By entering into this Agreement the Participant agrees and acknowledges that, upon exercise of an Option and prior to receipt of Shares, the Participant will be required to become a party to the Stockholders Agreement.  The Participant further acknowledges that the Participant has received and read a copy of the Plan and the Stockholders Agreement.  An Option and the Shares received upon exercise of an Option are subject to the Plan and the Stockholders Agreement, respectively.  The terms and provisions of the Plan and the Stockholders Agreement, as each may be amended from time to time are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement will govern and prevail, except with respect to Section 4(b)(v), in which case this Agreement will govern and prevail.  In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

14.                               Amendment.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant.

15.                               Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

C.P. ATLAS HOLDINGS, INC.

By

Its

[PARTICIPANT’S NAME]

Schedule A

The number of Shares subject to each Option is set forth below:

	Shares	Per Share Exercise Price	Aggregate Exercise Price
Time Option:
2.5x Exit Option:
3.0x Exit Option:

The cumulative EBITDA Targets for the periods specified below are:

Applicable Time Period	Cumulative EBITDA
Change of Control occurs in 2012
Change of Control occurs in 2013
Change of Control occurs in 2014

Notwithstanding the foregoing, the Board shall, from time to time, in good faith make such adjustments to the Cumulative EBITDA Targets as are necessary to ensure that the Participant’s rights are neither enlarged nor diminished as a result of any acquisitions, divestitures, mergers and similar corporate transactions, including acquisitions and divestitures of interests in clinics.

Exhibit A

[Stockholders Agreement]